Exhibit 99.1

NeuroMetrix Reports Q1 2011 Results

NC-stat® DPNCheck™ Development Progress

WALTHAM, Mass.—(BUSINESS WIRE)—April 28, 2011—NeuroMetrix, Inc. (Nasdaq: NURO), a science-based health care company transforming patient care through neurotechnology, today reported business and financial highlights for the quarter ended March 31, 2011.

NeuroMetrix has focused its business strategy on the diabetes market, specifically on detection and monitoring of diabetic peripheral neuropathy (DPN) which is a common complication of the disease. Diabetes represents the largest and fastest growing opportunity for the Company’s proprietary technology as countries around the world struggle to cope with an epidemic of Type II diabetes. DPN affects more than half of people with diabetes and may lead to foot ulcers and limb amputation, as well as pain and an overall reduction in quality of life. The Company is working towards a commercial launch in the second half of 2011 of NC-stat® DPNCheck™ which is rapid, quantitative, point-of-care test for the evaluation systemic neuropathies such as DPN. The Company believes that this device may address the unmet medical need for better and cost-effective tools to detect and monitor DPN.  NeuroMetrix reported progress on this program:

•                  Product development is on schedule.

•                  Third-party market research among US endocrinologists indicated encouraging product interest and confirmed pricing models.

•                  The Scientific Advisory Board was finalized. Its members include international leaders in the detection, management, and treatment of the neurological complications of diabetes.

•                  The product was successfully previewed at the annual conference of the American Association of Clinical Endocrinologists (AACE) on April 14-16, 2011.

•                  Product launch is scheduled for the annual conference of the American Diabetes Association (ADA) on June 22-24, 2011, with evaluation and commercial use to potentially begin in the third quarter.

“We are pleased with the progress we have made in product development and with the positive reception we received at AACE,” said Shai N. Gozani M.D., Ph.D., President and Chief Executive Officer of NeuroMetrix. “Many physicians requested and observed live demonstrations of NC-stat DPNCheck at the meeting. The product’s ease of use and quantitative assessment of DPN appeared to resonate with endocrinologists. Importantly, many physicians signed up for device evaluations when they are made available.”

The Company’s historical neurodiagnostic business accounts for its current revenues. It was restructured in early 2011 to reduce costs and optimize cash flow.  The Company reported its financial results for the first quarter of 2011. Total revenues were $2.9 million compared with $3.6 million for the first quarter of 2010. Reflecting the cost impact of lower shipment volumes, gross margin in the first quarter of 2011 contracted to 57% of total revenues in comparison with 64% of total revenues for the first quarter of 2010. The Company’s restructuring initiatives lowered first quarter 2011 operating expenses to $4.4 million from $7.1 million in the first quarter of 2010. Net loss for the first quarter of 2011 was $2.7 million, or $0.12 per share. In comparison, the Company recorded a net loss of $4.8 million for the first quarter of 2010, or $0.21 per share. NeuroMetrix reported net cash consumption of $1.9 million in the first quarter of 2011 and ended the period with cash resources of $15.1 million.

Company to Host Live Conference Call and Webcast

NeuroMetrix management will host a conference call today, April 28, 2011 at 8:00 a.m., eastern time, to discuss the Company’s business and financial developments, as well as other forward-looking information about the Company’s business. To access the call, dial 800-920-8624 (domestic), or 617-597-5430 (international). The confirmation code is 78285474. The call will also be webcast and will be accessible from the Company’s website at http://www.neurometrix.com under the “Investor Relations” tab. A replay of the conference call will be available for three months starting two hours after the call by dialing 888-286-8010 (domestic) or 617-801-6888 (international), and the confirmation code is 82726821.

About NeuroMetrix

NeuroMetrix is a science-based health care company transforming patient care through neurotechnology. We develop and market innovative products for the detection, diagnosis, and monitoring of peripheral nerve and spinal cord disorders such as those associated with diabetes, carpal tunnel syndrome, lumbosacral disc disease and spinal stenosis.  For more information, visit http://www.neurometrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding NeuroMetrix’s or its management’s expectations, hopes, beliefs, intentions, or strategies regarding future developments and their potential effects on the Company. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan,” “hope” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. While the Company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements. There can be no assurance that future developments affecting NeuroMetrix will be those that NeuroMetrix has anticipated. The forward-looking statements contained in this press release include, but are not limited to, those relating to the development of its system for screening diabetic neuropathy that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section “Risk Factors” in NeuroMetrix’s most recent Annual Report on Form 10-K as well as other documents that may be filed by NeuroMetrix from time to time with the Securities and Exchange Commission. NeuroMetrix is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins

Chief Financial Officer

781-314-2761

neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.

Condensed Statements of Operations

(Unaudited)

	Quarter Ended March 31,
	2011	2010

Revenues	$2,904,846	$3,566,393
Cost of revenues	1,255,575	1,296,014
Gross margin	1,649,271	2,270,379
Operating expenses:
Research and development	1,096,822	1,674,481
Sales and marketing	1,874,610	3,240,337
General and administrative	1,382,095	2,139,579
Total operating expenses	4,353,527	7,054,397

Loss from operations	(2,704,256)	(4,784,018)
Interest income	6,999	19,989

Net loss	$(2,697,257)	$(4,764,029)

Per common share data, basic and diluted:
Net loss	$(0.12)	$(0.21)

NeuroMetrix, Inc.

Condensed Balance Sheets

(Unaudited)

	March 31, 2011	December 31, 2010

Cash and cash equivalents	$15,101,995	$16,986,809
Accounts receivable, net	1,253,575	1,592,564
Inventories	2,008,386	2,412,805
Other current assets	647,925	685,015
Fixed assets, net	660,252	731,975
Intangibles and other assets	623,453	657,261
Total assets	$20,295,586	$23,066,429

Current liabilities	$2,494,003	$2,657,411
Noncurrent liabilities	154,793	210,046
Stockholders’ equity	17,646,790	20,198,972
Total liabilities and stockholders’ equity	$20,295,586	$23,066,429